CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Investment House Funds and to the use of our report dated September 18, 2012 on Investment House Growth Fund’s (a series of shares of beneficial interest of The Investment House Funds) financial statements and financial highlights. Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP
Philadelphia, Pennsylvania
November 27, 2012